EXHIBIT  23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Webster Financial Corporation:



We consent to the incorporation by reference in the registration statements (Nos. 33-13244 and 33-38286) on Forms S-8 and the registration statement on Form S-4 related to the registration of shares for the purchase of MECH Financial, Inc. of Webster Financial Corporation of our report dated January 28, 2000, relating to the consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Webster Financial Corporation.

                                                  /s/ KPMG LLP


Hartford, Connecticut
March 29, 2000